Exhibit 10.12

FIRST ADDENDUM TO LEASE AGREEMENT

BETWEEN

AIRPARK BUSINESS CENTER II, LLC.

AND

LESLIE’S POOLMART, INC.

Airpark Business Center II, LLC, a Kentucky Limited Liability Company, as successor landlord, hereinafter referred to as LESSOR, and Leslie’s Poolmart, Inc., a Delaware Corporation, as tenant, hereinafter referred to as LESSEE, do hereby add the following provisions to the Lease Agreement dated April 30, 1998, hereinafter referred to as LEASE, between the parties pertaining to the leasing approximately 146,000 square feet of space in LESSOR’s building located at 1231 Aviation Boulevard, Hebron, Kentucky. The terms of this ADDENDUM are as follows:

A.	The tenant finish allowance for the design and construction of the Containment Room as outlined in Section 9 of the LEASE shall be decreased by $49,908.00 from $325,000.00 to $275,092.00. The Additional Rent payable from LESSEE to LESSOR to reimburse LESSOR for providing this allowance shall be decreased by $567.97 per month from $3,698.60 to $3,130.63 per month for each month of the Initial Term of the LEASE.

B.	The purpose of this ADDENDUM is to allow for the modification as set forth herein above and to affect the relationship of the parties thereto in no other way.

C.	The parties acknowledge that the LEASE hereinbefore executed remains in full force and effect and neither party is in default thereunder.

In witness whereof, the parties have executed this ADDENDUM in duplicate originals as of the 21st day of July, 1999.

WITNESSES:	LANDLORD: Airpark Business Center II, LLC.

/s/	By:	/s/
/s/ Kim Miller	Title:	Authorized Agent

TENANT: Leslie’s Poolmart, Inc.

/s/ Michelle Wisk	By:	/s/ Richard Grice
/s/ Kathy L. Hall	Title:	Richard Grice VP of Logistics